                      Transfer Agency and Service Agreement

                                      Among

                Each of the Nuveen Open-End Investment Companies

                           Listed on Exhibit A Hereto

                                       and

                       State Street Bank and Trust Company

                                TABLE OF CONTENTS


                                                                                               Page
                                                                                               ----
  1.     Appointment of Agent ................................................................   1

  2.     Standard Services ...................................................................   2

  3.     Third Party Administrators for Defined Contribution Plans ...........................   4

  4.     Fees and Expenses ...................................................................   5

  5.     Representations and Warranties of the Transfer Agent ................................   6

  6.     Representations and Warranties of Fund ..............................................   7

  7.     Data Access and Proprietary Information .............................................   7

  8.     Indemnification .....................................................................   9

  9.     Consequential Damages ...............................................................  11

  10.    Responsibility of the Transfer Agent ................................................  11

  11.    Confidentiality .....................................................................  12

  12.    Covenants of the Fund and the Transfer Agent ........................................  12

  13.    Termination of Agreement ............................................................  13

  14.    Assignment and Third Party Beneficiaries ............................................  14

  15.    Subcontractors ......................................................................  15

  16.    Miscellaneous .......................................................................  15

  17.    Limitation of Liability .............................................................  17

                      TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the 7/th/ day of October, 2002, by and among each of the Nuveen open-end investment companies listed on Exhibit A hereto, which may be amended from time to time, each being either a Minnesota corporation or a Massachusetts business trust as indicated on Exhibit A (each a "Fund" or the "Fund"), and State Street Bank and Trust Company, a Massachusetts trust company, having a principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Transfer Agent").

WHEREAS, the Fund desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

WHEREAS, the Board of Directors or the Board of Trustees, as the case may be, of each Fund has approved appointment of the Transfer Agent.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.  Appointment of Agent

         1.1 Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as its transfer agent for the Fund's authorized and issued shares of its beneficial interest ("Shares"), dividend disbursing agent, custodian of certain retirement plans and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the respective Portfolios of the Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program. Fund shall provide Transfer Agent with certified copies of resolutions appointing the Transfer Agent as transfer agent.

         1.2 Documents. In connection with the appointing of Transfer Agent as the transfer agent and registrar for each Fund, the Fund will provide or has previously provided each of the following documents to the Transfer Agent:

               (a) Copies (in paper, electronic or other agreed upon format) of
                   Registration Statements and amendments thereto, filed with the Securities and Exchange Commission for initial public offerings;

               (b) Specimens of the Signatures of the officers of the Fund authorized to sign written instructions and requests.

         1.3 Records. Transfer Agent may adopt as part of its records all lists of holders, records of Fund's shares, books, documents and records which have been employed by any former agent of Fund for the maintenance of the ledgers for the Fund's shares, provided such ledger is certified by an officer of Fund or the prior transfer agent to be true, authentic and complete.

2.  Standard Services.

         In accordance with the procedures established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

               (a) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Declaration of Trust of the Fund (the "Custodian");

               (b) Pursuant to purchase orders, issue and record the appropriate number of Shares as authorized and hold such Shares in the appropriate Shareholder account;

               (c) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

               (d) In respect to the transactions in items (a), (b) and (c)
                   above, the Transfer Agent shall execute transactions directly with broker-dealers authorized by the Fund;

               (e) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

               (f) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;

               (g) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

               (h) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of an open penalty surety bond satisfactory to it and holding it and the Fund harmless, absent notice to the Fund and the Transfer Agent that such certificates have been acquired by a bona fide purchaser. The Transfer Agent, at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof without such indemnity. Further, the Transfer Agent may at its sole option accept indemnification from a Fund to issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond.;

               (i) Maintain records of account for and advise the Fund and its
                   Shareholders as to the foregoing; and

               (j) Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

         2.2 Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

               (a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent, custodian of certain retirement plans and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder proxies, Shareholder reports and prospectuses to current
                   Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information;

               (b) Control Book (also known as "Super Sheet"). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

               (c) "Blue Sky" Reporting. The Fund shall (i) identify to the
                   Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and providing a system which will enable the Fund to monitor the total number of Shares sold in each State;

               (d) National Securities Clearing Corporation (the "NSCC"). (i)
                   accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Fund), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent;
                   (ii) issue instructions to Fund's banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund's records on DST Systems, Inc. computer system TA2000 ("TA2000 System") in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain
                   Shareholder accounts on TA2000 System through Networking;

               (e) New Procedures. New procedures as to who shall provide certain of these services in Section 2 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf; and

               (f) Additional Telephone Support Services. If the parties elect to have the Transfer Agent provide additional telephone support services under this Agreement, the parties will agree to such services, fees and sub-contracting as stated in Schedule 2.2(f) entitled "Telephone Support Services" attached hereto.

3.  Third Party Administrators for Defined Contribution Plans

         3.1 The Fund may decide to make available to certain of its customers, a qualified plan program (the "Program") pursuant to which the customers ("Employers") may adopt certain plans of deferred compensation ("Plan or Plans") for the benefit of the individual Plan participant (the "Plan Participant"), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code") and administered by third party administrators which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended (the "TPA(s)").

         3.2 In accordance with procedures that may be established from time to time by mutual agreement of the parties and set forth on a
               Schedule 3.1 hereto entitled "Third Party Administrator Procedures", which may be amended by the Transfer Agent and the Fund thereafter from time to time ("Schedule 3.1"), the Transfer Agent shall:

               (a) Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPAs as the case may be as omnibus accounts;

               (b) Maintain omnibus accounts on its records in the name of the
                   TPA or its designee as the Trustee for the benefit of the Plan; and

               (c) Perform all services under Section 2 as transfer agent of the
                   Funds and not as a record-keeper for the Plans.

         3.3 Transactions identified under Section 3 of this Agreement shall be deemed exception services ("Exception Services") when such transactions:

               (a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform services under Section 2 of this Agreement;

               (b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

               (c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan and pre-nightly transactions.

4.  Fees and Expenses

         4.1 Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent an annual maintenance fee for each Shareholder account as set forth in the attached fee schedule ("Schedule 4.1"). Such fees and out-of-pocket expenses and advances identified under Section 4.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

         4.2   Out-of-Pocket Expenses. In addition to the fee paid under
               Section 4.1 above, the Fund agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to postage, confirmation statements, investor statements, certificates, audio response, telephone calls, records retention/storage, customized programming /enhancements, disaster federal wire fees, transcripts, microfilm, microfiche, recovery, hardware at the Fund's facility, telecommunications /network configuration, forms, sales taxes, exchange and broker fees, or advances incurred by the Transfer Agent for the items set out in
               Schedule 4.1 attached hereto. Out-of-pocket expenses may include the costs to Transfer Agent of certain administrative expenses so long as such expenses are described in reasonable detail on the applicable invoice. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund.

         4.3 Postage. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

         4.4 Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the

               Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the invoice will be deemed accepted by the Fund. The Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

          4.5 Cost of Living Adjustment. For each year following the Initial Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent as previously provided in the Initial Term, the total fee for all services shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below) or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties. As used herein, "CPI-W" shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers (Area:
               Boston-Brockton-Nashua, MA-NH-ME-CT; Base Period: 1982-84=100), as published by the United States Department of Labor, Bureau of Labor Statistics.

          4.6 Late Payments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, Fund shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by Fund) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

          4.7 Bank Accounts. The Fund acknowledges that the bank demand deposit accounts ("DDAs") maintained by the Transfer Agent in connection with the Services will be in its name and that the Transfer Agent may receive investment earnings in connection with the investment of funds, at the Transfer Agent's risk and for its benefit, held in those accounts from time to time.

5.  Representations and Warranties of the Transfer Agent

          The Transfer Agent represents and warrants to Fund that:

          5.1 It is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

          5.2 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

          5.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

          5.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

          5.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

6.  Representations and Warranties of Fund

          Each Fund represents and warrants to the Transfer Agent that:

          6.1 It is a business trust or corporation (as indicated on Exhibit A) duly organized and existing and in good standing under the laws of its state of organization.

          6.2 It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

          6.3 All corporate proceedings required by said organizational documents have been taken to authorize it to enter into and perform this Agreement.

          6.4 It is an open-end management investment company registered under the Investment Company Act of 1940, as amended.

          6.5 A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

7.  Data Access and Proprietary Information

          7.1 The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund's ability to access certain Fund-related data ("Fund Data") maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Fund Data. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

               (a) Use such programs and databases (i) solely on computers of the Fund or its management company, or (ii) solely from equipment at the location agreed to between the Fund and the Transfer Agent and (iii) solely in accordance with the Transfer Agent's applicable user documentation;

               (b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the computers of the Fund or its management company), the Proprietary Information;

               (c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

               (d) Refrain from causing or allowing information transmitted from the Transfer Agent's computer to computers of the Fund or its management company to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

               (e) Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

               (f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

          7.2 Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or
               (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

          7.3 The Fund acknowledges that its obligation to protect the Transfer Agent's Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

          7.4 If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use its best efforts to correct such failure in a timely manner. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the

               Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

          7.5 If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

          7.6 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section shall survive any termination of this Agreement.

8.  Indemnification.

          8.1 The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability arising out of or attributable to:

               (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided such actions are taken in good faith and without negligence or willful misconduct;

               (b) The Fund's lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of the Fund hereunder;

               (c) The reasonable reliance or use by the Transfer Agent or its agents or subcontractors of information, records and documents, data, share certificates or services which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent;

               (d) The reasonable reliance or use by the Transfer Agent or its agents or subcontractors of any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons including Shareholders or electronic instruction from Shareholders submitted through electronic means pursuant to the security procedures for such electronic communication established by the Transfer Agent;

               (e) The reasonable reliance on, or the carrying out by the Transfer Agent or its agents or subcontractors of any instructions or requests of the Fund's representatives;

               (f) The offer or sale of Shares in violation of any federal or state securities laws requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares;

               (g) The negotiations and processing of any checks, including without limitation for deposit into the Fund's DDA maintained by the Transfer Agent in accordance with the procedures mutually agreed upon by the parties;

               (h) Any actions taken or omitted to be taken by any former agent of Fund and arising from Transfer Agent's reliance on the certified list of holders; and

          8.2 Instructions. At any time the Transfer Agent may apply to any officer of the Fund for instruction, and may consult with legal counsel for the Transfer Agent or the Fund with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and Transfer Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the advice or opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

          8.3. Standard of Care. The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents.

          8.4. Notice. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer Agent, the Transfer Agent seeking indemnification shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify it except with the Fund's prior written consent.

9.  Consequential Damages.

         NO PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS, OCCASIONED BY A BREACH OF ANY PROVISION OF THIS AGREEMENT EVEN IF APPRISED OF THE POSSIBILITY OF SUCH DAMAGES.

10. Responsibilities of the Transfer Agent.

         The Transfer Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Fund, by its acceptance hereof, shall be bound:

         10.1 Whenever in the performance of its duties hereunder the Transfer Agent shall deem it necessary or desirable that any fact or matter be proved or established prior to taking or suffering any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by an officer of the Fund and delivered to the Transfer Agent. Such certificate shall be full authorization to the recipient for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

         10.2 The Fund agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Transfer Agent for the carrying out, or performing by the Transfer Agent of the provisions of this Agreement.

         10.3 Transfer Agent, any of its affiliates or subsidiaries, and any stockholder, director, officer or employee of the Transfer Agent may buy, sell or deal in the securities of the Fund or become pecuniarily interested in any transaction in which the Fund may be interested, or contract with or lend money to the Fund or otherwise act as fully and freely as though it were not appointed as agent under this Agreement. Nothing herein shall preclude the Transfer Agent from acting in any other capacity for the Fund or for any other legal entity.

         10.4 No provision of this Agreement shall require the Transfer Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

11.  Confidentiality

         11.1 The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any Fund's customer lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Fund, used or gained by the Transfer Agent or the Fund during performance under this Agreement. The Fund and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by Section
                  7.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Fund's agent for purposes of providing services under this Agreement.

         11.2 In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

12.  Covenants of the Fund and the Transfer Agent

         12.1 Documentation. The Fund shall promptly furnish to the Transfer Agent the following:

                  (a) A certified copy of the resolution of the Board of Trusteesor the Board of Directors of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

                  (b) A copy (in paper, electronic or other agreed upon format)of the organizational documents of the Fund and amendments thereto.

         12.2 Facilities. The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

         12.3 Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. The Transfer Agent agrees that all such records prepared or maintained by it relating to the services performed hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with the requirements of law, and will be surrendered promptly to the Fund on and in accordance with its request.

         12.4 Non-Solicitation of Transfer Agent Employees. Fund shall not attempt to hire or assist with the hiring of an employee of the Transfer Agent or of its affiliated companies or encourage any employee to terminate their relationship with the Transfer Agent or its affiliated companies.

13.  Termination of Agreement

         13.1 Term. The initial term of this Agreement (the "Initial Term") shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this Section
                  13. Unless a terminating party gives written notice to the other party one hundred and twenty (120) days before the expiration of the Initial Term or any Renewal Term, this Agreement will renew automatically from year to year (each such year-to-year renewal term a "Renewal Term"). One hundred and twenty (120) days before the expiration of the Initial Term or a Renewal Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. Otherwise, the fees shall be increased pursuant to Section 4.5 of this Agreement.

         13.2 Early Termination. Notwithstanding anything contained in this Agreement to the contrary, should the Fund desire to move any of its services provided by the Transfer Agent hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or without the required notice, the Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date; however, there can be no guarantee or assurance that the Transfer Agent will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, should this Agreement be terminated by the Fund for any reason other than a material breach of the Agreement by the Transfer Agent and the services be converted to a successor service provider, or if the Fund is liquidated or its assets merged or purchased or the like with or by another entity which does not utilize the services of the Transfer Agent, the fees payable to the Transfer Agent shall be calculated as if the services had been performed by the Transfer Agent until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to the Transfer Agent. In addition to the forgoing, in the event that the Fund terminates this Agreement during the Initial Term, other than due to a material breach of the Agreement by the Transfer Agent, then the Fund will reimburse the Transfer Agent in an amount equal to the cost of conversion and implementation, which will be subject to a pro rata reduction over the Initial Term. The payment of all fees to the Transfer Agent as set forth herein shall be accelerated to the business day immediately prior to the conversion or termination of services or such later date or dates as may be mutually agreed by the parties.

         13.3 Expiration of Term. During the Initial Term or Renewal Term, whichever currently is in effect, should either party exercise its right to terminate, all out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund. Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination.

         13.4 Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

         13.5 Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Fund to the Transfer Agent being outstanding for more than ninety (90) days, except with respect to any amount subject to a good faith dispute within the meaning of Section 4.4 of this Agreement.

         13.6 Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within sixty (60) days.

14.  Assignment and Third Party Beneficiaries

         14.1 Except as provided in Section 15.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

         14.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

         14.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in Section 15.1, neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

15.  Subcontractors

         15.1 The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("Boston Financial") which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended, (ii) a Boston Financial subsidiary duly registered as a transfer agent or (iii) a Boston Financial affiliate duly registered as a transfer agent; provided however, that the Transfer Agent shall be as fully responsible to the Fund for the acts and omissions of such subcontractor as it is for its own acts and omissions.

         15.2 Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

  16.  Miscellaneous

         16.1 Amendment. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized or approved by a resolution of the Board of Directors of the Fund.

         16.2 Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

         16.3 Force Majeure. Notwithstanding anything to the contrary contained herein, neither party shall be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, acts of war or terrorism, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties or civil unrest. Notwithstanding the foregoing, in the event of such an occurrence, each party agrees to make a good faith effort to perform its obligations hereunder.

         16.4 Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

         16.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     16.6 Successors. All the covenants and provisions of this agreement by or for the benefit of the Fund or the Transfer Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

     16.7 Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

     16.8 Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

     16.9 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

     16.10 Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     16.11 Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

     16.12 Notices. Any notice or communication by the Transfer Agent or the Fund to the other is duly given if in writing and delivered in person or mailed by first class mail, postage prepaid, telex, telecopier or overnight air courier guaranteeing next day delivery, to the other's address:

           (a)  If to the Transfer Agent, to:

                State Street Bank and Trust Company
                c/o Boston Financial Data Services, Inc.
                2 Heritage Drive, 4/th/ Floor
                North Quincy, Massachusetts 02171
                Attention: Legal Department
                Facsimile: (617) 483-2490

            (b) If to the Fund, to:

            Nuveen Funds
            c/o Nuveen Investments
            333 W. Wacker Drive
            Suite 3300
            Chicago, IL 60606

            Attn: General Counsel
            Facsimile: (312) 917-7952

The Transfer Agent and the Fund may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

Section 17. Limitation of Liability

     For each Fund that is a business trust, the Fund's Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed on behalf of each such Fund by the Fund's officers as officers and not individually. The obligations imposed upon each such Fund by this Agreement are not binding upon any of the Fund's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                     FUND

                                     BY:  /s/ Tina M. Lazar
                                         ------------------------------
                                     as an Authorized Officer on behalf of each
                                     of the Funds indicated on Exhibit A
ATTEST:


   /s/ Sheri Snowden
------------------------------

                                     STATE STREET BANK AND TRUST
                                     COMPANY


                                     BY:  /s/ Joseph L. Hooley
                                         ------------------------------


ATTEST:


   /s/ Joanne Henthorn
------------------------------

                                   SCHEDULE A

                             NUVEEN OPEN-END FUNDS*

INNOVATION FUND*
RITTENHOUSE GROWTH FUND*
LARGE-CAP VALUE FUND*
EUROPEAN VALUE FUND*
NWQ INTERNATIONAL VALUE FUND*
BALANCED STOCK AND BOND FUND*
BALANCED MUNICIPAL AND STOCK FUND*
ALL-AMERICAN MUNICIPAL BOND FUND*
HIGH YIELD MUNICIPAL BOND FUND*
INSURED MUNICIPAL BOND FUND*
INTERMEDIATE DURATION MUNICIPAL BOND FUND*
LIMITED TERM MUNICIPAL BOND FUND*
ARIZONA MUNICIPAL BOND FUND*
CALIFORNIA MUNICIPAL BOND FUND*
CALIFORNIA INSURED MUNICIPAL BOND FUND*
COLORADO MUNICIPAL BOND FUND*
CONNECTICUT MUNICIPAL BOND FUND*
FLORIDA MUNICIPAL BOND FUND*
GEORGIA MUNICIPAL BOND FUND*
KANSAS MUNICIPAL BOND FUND*
KENTUCKY MUNICIPAL BOND FUND*
LOUISIANA MUNICIPAL BOND FUND*
MARYLAND MUNICIPAL BOND FUND*
MASSACHUSETTS MUNICIPAL BOND FUND*
MASSACHUSETTS INSURED MUNICIPAL BOND FUND*
MICHIGAN MUNICIPAL BOND FUND*
MISSOURI MUNICIPAL BOND FUND*
NEW JERSEY MUNICIPAL BOND FUND*
NEW MEXICO MUNICIPAL BOND FUND*
NEW YORK MUNICIPAL BOND FUND*
NEW YORK INSURED MUNICIPAL BOND FUND*
NORTH CAROLINA MUNICIPAL BOND FUND*
OHIO MUNICIPAL BOND FUND*
PENNSYLVANIA MUNICIPAL BOND FUND*
TENNESSEE MUNICIPAL BOND FUND*
VIRGINIA MUNICIPAL BOND FUND*
WISCONSIN MUNICIPAL BOND FUND*

__________________________________
* Massachusetts Business Trust

FUND                                                 STATE STREET BANK AND TRUST
                                                     COMPANY


BY:  /s/ Tina M. Lazar                            BY:  /s/ Joseph L. Hooley
    ------------------------------------             ---------------------------
as an Authorized Officer on behalf of each             Executive Vice President
of the Funds indicated on Exhibit A